EXHIBIT 3.40

ARTICLES OF INCORPORATION

OF

SEALY OF MARYLAND AND VIRGINIA, INC.

FIRST: I, M. Peter Moser, whose post office address is 1300 Mercantile Bank & Trust Building, 2 Hopkins Plaza, Baltimore, Maryland 21201, being at least eighteen (18) years of age, hereby form a corporation under and by virtue of the General Laws of the State of Maryland.

SECOND: The name of the corporation (hereinafter called the “Corporation”) is

SEALY OF MARYLAND AND VIRGINIA, INC.

THIRD: The purposes for which the Corporation is formed are:

(a) To engage in the business of manufacturing, selling, leasing and distributing mattresses, furniture cushions and other bedding products and furniture and related products.

(b) To carry on any of its business and activity in the State of Maryland, in any state, territory, district or dependency of the United States, or in any foreign country.

(c) To do anything permitted in Section 2-103 of the Corporations and Associations Article of the Annotated Code of Maryland, as amended from time to time.

FOURTH: The post office address of the principal office of the Corporation in this State is Baltimore Beltway at Exit 10, Baltimore, Maryland 21227. The name and post office address of the resident agent of the Corporation in this State is M. Peter Moser, 1300 Mercantile Bank & Trust Building, 2 Hopkins Plaza, Baltimore, Maryland 21201. Said agent is an individual actually residing in this State.

FIFTH: The total authorized capital stock of this Corporation is 1,200,100 shares, consisting of 1,000,000 shares of Preferred Stock of the par value of $10.00 each, 100 shares of Class A Common Stock of the par value of $1.00 each, and 200,000 shares of Class B Common Stock of the par value of $1.00 each. The aggregate par value of all shares of all classes of stock is $10,200,100. The description of each class of stock, with the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and qualifications of each class of stock are as follows:

PREFERRED STOCK

(a) DIVIDENDS: The holders of Preferred Stock shall be entitled to receive from the surplus or net profits of the Corporation, when and as declared by its Board of Directors, dividends at the rate of $1.20 per share per annum, payable annually on the 15th day of January of each year. Such dividends shall be non-cumulative, but shall be payable for the current fiscal year of the Corporation before any dividends shall be paid or set apart for the Common Stock for such current fiscal year. The Preferred Stock shall not be entitled to participate in or receive any dividends or share of profits, whether payable in cash, stock or property, in excess of the aforesaid non-cumulative dividends.

(b) PREFERENCES UPON LIQUIDATION: In the event of liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of the issued and outstanding Preferred Stock shall be entitled to receive out of the assets before any distribution to the holders of any other issued stock a sum equal to $10.00 for each share plus all declared but unpaid non-cumulative dividends thereon.

A consolidation or merger of the Corporation with any other corporation or corporations shall not be deemed to be a liquidation, dissolution or winding up within the meaning of the foregoing clause.

(c) VOTING RIGHTS: Except as otherwise provided by law, the holders of the Preferred Stock shall not be entitled to vote under any circumstances or in connection with any action taken by the Corporation.

(d) REDEMPTION: At the option of the Board of Directors, the whole or any part of the Preferred Stock outstanding at any time may be redeemed on any of the respective dates fixed for the payment of dividends thereon, at a price equal to $11.00 per share, together with all declared, but unpaid dividends accrued thereon to the date of redemption, upon not less than thirty (30) days previous notice given by mail to the holders of record of the Preferred Stock. In the event that less than all of the outstanding Preferred Stock is to be redeemed, the redemption may be effected by lot or pro rata, in such manner as may be prescribed by resolution of the Board of Directors. After any of the outstanding Preferred Stock shall have been called for redemption and the holders thereof duly notified and the funds necessary to effect such redemption shall have been set aside by the Board of Directors, the holders thereof shall have no further rights as stockholders of the Corporation but shall be entitled only upon presentation of the certificates properly endorsed to receive the redemption value thereof, as above set forth. Notice of redemption shall be deemed to have been given when addressed to such Preferred Stockholders at their addresses recorded on the books of the Corporation and deposited in the United States mail.

COMMON STOCK

The Class A Common Stock and the Class B Common Stock shall be identical in all respects, except as follows:

(a) VOTING RIGHTS: The holders of the Class B Common Stock shall have no voting rights, powers or privileges for any purposes, except as otherwise required by law, and the holders of the Class A Common Stock, to the exclusion of the holders of the Class B Common Stock and Preferred Stock, shall have all voting rights, powers and privileges as stockholders of the Corporation.

(b) STOCK DIVIDENDS: Stock dividends may not be payable in shares of Class A Common Stock; stock dividends payable in shares of Class B Common Stock may be paid only to holders of Class B Common Stock.

(c) PARTICIPATION IN DIVIDENDS, ETC.: As long as any of the Class B Common Stock shall be issued and outstanding, no dividends shall be payable with respect to the Class A Common Stock. In the event that dividends are declared at a time when there is no Class B Common Stock issued and outstanding, such dividends may be paid to the holders of the Class A Common Stock, pro rata according to their stockholdings, after the holders of the Preferred Stock have been paid the non-cumulative preferred dividends, described hereinabove. In the event of the dissolution, liquidation or winding up of the Corporation at a time when any Class B Common Stock is issued and outstanding, after the distribution of assets to the holders of the Preferred Stock as provided hereinabove, the holders of the Class A Common Stock and the Class B Common Stock shall share equally in the distribution of assets, to the extent of $1.00 per share, and the holders of the Class A Common Stock shall be entitled to receive no further distributions, all such further distribution being payable to the holders of the Class B Common Stock, pro rata according to their stockholdings. In the event of the dissolution, liquidation or winding up of the Corporation at a time when no Class B Common Stock is issued and outstanding, after the distribution of assets to the holders of the Preferred Stock as provided hereinabove, the holders of the Class A Common Stock shall share in all distributions pro rata according to their stockholdings.

SIXTH: Concerning proposed actions requiring the approval of one or more, or all, classes of stock, on all such matters with respect to which the vote of more than a majority of all votes entitled to be cast is otherwise required under the Corporations and Associations Article of the Annotated Code of Maryland (including, without limitation, the approval of a proposed consolidation, merger, share exchange, transfer of assets, amendment to the articles of incorporation, or dissolution), the vote of a majority of all votes of any class of stock entitled to be cast on the matter shall be necessary and sufficient to approve such action.

SEVENTH: The number of directors of the Corporation shall be 3, which number may be increased or decreased pursuant to the By-Laws of the Corporation, and so long as there are less than 3 stockholders, the number of directors may be less than 3 but not less than the number of stockholders. The names of the directors, who shall act until the first annual meeting or until their successors are duly chosen and qualified are: Marc Rudick, Wayne Rudick and Bernard Reiss.

EIGHTH: No Stockholders of the Corporation shall have any preferential or pre-emptive right to acquire additional shares of stock of the Corporation except to the extent that, and on such terms as, the Board of Directors from time to time may determine.

NINTH: The Corporation shall have the power to indemnify, by express provision in its By-Laws, by Agreement or by majority vote of either its stockholders or disinterested directors, any one or more of the following classes of individuals: (1) present or former directors and/or officers of the Corporation, (2) present or former agents and/or employees of the Corporation, (3) present or former administrators, trustees or other fiduciaries under pension, profit sharing, deferred compensation, or any other employee benefit plan maintained by the Corporation and (4) persons serving or who have served at the request of the Corporation in any of the aforementioned capacities for any other corporation, partnership, joint venture, trust, or other enterprises. Provided, however, that the Corporation shall not have the power to indemnify any person if such indemnification would be contrary to Section 2-418 of the Corporations and Associations Article of the Annotated Code of Maryland, or any statute, rule or regulation of similar import.

IN WITNESS WHEREOF, I do hereby acknowledge these Articles of Incorporation to be my act this 23rd day of September, 1980.

/s/ M. Peter Moser	(SEAL)
M. Peter Moser

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